Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RE/MAX Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-191519) on Form S-8 and (No. 333-207629) on Form S-3 of RE/MAX Holdings, Inc. of our reports dated March 15, 2018, with respect to the consolidated balance sheets of RE/MAX Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of RE/MAX Holdings, Inc.

Our report dated March 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that RE/MAX Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management concluded there was a material weakness because the Company did not have an effective risk assessment process to identify and assess the financial reporting risks related to benefits provided by principal shareholders and, therefore, did not have effective controls and training of personnel over the identification and communication of related party transactions to financial reporting personnel, management, and the Board, as appropriate, to identify and evaluate recognition, measurement and disclosure of such transactions.

/s/ KPMG LLP

Denver, Colorado
March 15, 2018